Exhibit (b)

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, New York 10179

February 13, 2017

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Attention: Brian White, Chief Financial Officer

Project Glider

Commitment Letter

Ladies and Gentlemen:

Integrated Device Technology, Inc. (“you” or the “Borrower”) has advised JPMorgan Chase Bank, N.A. (“JPMCB”, the “Commitment Party”, “we” or “us”) that you intend to acquire (the “Acquisition”) an entity identified to us as “Glider” (“Glider” or the “Target”; the Target collectively with its subsidiaries, the “Acquired Business”). The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by a newly formed wholly-owned subsidiary of the Borrower (“Merger Sub”) in the Offer (as defined in the Acquisition Agreement (as defined below)) and (ii) promptly following the Acceptance Time (as defined in the Acquisition Agreement), the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, with the Target surviving the Merger as your direct or indirect wholly-owned subsidiary (the date of consummation of the Merger, the “Merger Closing Date”). In connection with the Acquisition, the Company Debt (as defined in the Acquisition Agreement) of the Acquired Business will be repaid in full, all commitments related thereto will be terminated and the security interests with respect thereto will be released (the “Refinancing”). The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that in connection with the Acquisition you intend to incur an aggregate principal amount of $200.0 million of senior secured term B loans (the “Term B Loan Facility”). The Acquisition, the Refinancing, the entering into and funding of the Term B Loan Facility and all related transactions (including the payment of fees and expenses in connection therewith) are hereinafter collectively referred to as the “Transactions”. The date of the consummation of the Merger and funding of the Term B Loan Facility is referred to herein as the “Closing Date”.

1.          Commitments. In connection with the foregoing, (a) JPMCB is pleased to advise you of its commitment to provide 100% of the principal amount of the Term B Loan Facility (in such capacity, the “Initial Lender”), subject only to the conditions set forth in paragraph 5 hereto; and (b) JPMCB is pleased to advise you of its willingness, and you hereby engage JPMCB to act as the sole lead arranger and sole bookrunning manager (in such capacities, the “Lead Arranger”) for the Term B Loan Facility, and in connection therewith to form a syndicate of lenders for the Term B Loan Facility (collectively, the “Lenders”), in consultation with you and reasonably acceptable to you. It is understood and agreed that (x) JPMCB shall act as administrative agent for the Term B Loan Facility (in such capacity, the “Administrative Agent”) and (y) JPMCB may perform its responsibilities hereunder as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC. Notwithstanding anything to the contrary contained herein, the commitment of the Initial Lender with respect to the initial fundings of the Term B Loan Facility will be subject only to the satisfaction (or waiver by the Initial Lender) of the conditions precedent set forth in paragraph 5 hereof. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in Annexes I and II hereto (the “Summary of Terms”).

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender expressly in order to obtain its commitment to participate in the Term B Loan Facility unless you and we shall so agree.

2.          Syndication. The Lead Arranger intends to commence syndication of the Term B Loan Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined); provided that we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and any competitors of the Companies, in each case, that have been specified to us by you in writing prior to the date hereof (collectively, “Primary Disqualified Lenders”) or Known Affiliates (as defined below) of any Primary Disqualified Lenders (the Primary Disqualified Lenders, together with the Known Affiliates, are hereinafter referred to as “Disqualified Lenders”); provided, further, that you, upon reasonable notice to us after the date hereof and prior to the launch of general syndication (or to the Administrative Agent after the Closing Date), shall be permitted to supplement in writing the list of persons that are Disqualified Lenders to the extent such supplemented person is or becomes a competitor or a Known Affiliate of a competitor of the Companies, which supplement shall be in the form of a list provided to us (or the Administrative Agent) and become effective 3 business days after delivery to us (or the Administrative Agent), but which supplement shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participated or is party to a pending trade under the Term B Loan Facility at the time such designation would otherwise become effective. As used herein, “Known Affiliates” of any person means, as to such person, known affiliates readily identifiable solely on the basis of the similarly of its name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which a Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such person. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Term B Loan Facility and in no event shall the commencement or successful completion of syndication of the Term B Loan Facility constitute a condition to the availability of the Term B Loan Facility on the Closing Date. You agree, until the Syndication Date (as hereinafter defined), to actively assist, and, to the extent provided for in the Acquisition Agreement, to use your commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arranger in achieving a syndication of the Term B Loan Facility that is reasonably satisfactory to the Lead Arranger and you; provided that, notwithstanding the Lead Arranger’s right to syndicate the Term B Loan Facility and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of the Initial Lender’s commitment hereunder prior to the date of the consummation of the Acquisition and the date of the initial funding under the Term B Loan Facility shall not be a condition to the Initial Lender’s commitment and (ii) (a) except as you in your sole discretion may otherwise agree in writing, the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Term B Loan Facility on the Closing Date) in connection with any syndication, assignment or participation of the Term B Loan Facility, including its commitment in respect thereof, until after the initial funding of the Term B Loan Facility has occurred; (b) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitment in respect of the Term B Loan Facility until after the initial funding of all of the Term B Loan Facility; and (c) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Term B Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Term B Loan Facility has been made. Such assistance shall include (a) your providing and (subject to customary non-reliance agreements) using commercially reasonable efforts to cause your advisors to provide, and, to the extent provided for in the Acquisition Agreement, using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arranger upon request with all customary and reasonably available information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to (x) customary and reasonably available information relating to the Transaction as may be reasonably requested by us (including the Projections (as hereinafter defined) and (y) customary forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding fiscal years thereafter through the fiscal year ended March 31, 2022; (b) your assistance in the preparation of a customary information memorandum with respect to the Term B Loan Facility (an “Information Memorandum”) and other customary materials to be used in connection with the syndication of the Term B Loan Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Lenders, the “Information Materials”); (c) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefits from your existing lending relationships, if any, and, to the extent provided for in the Acquisition Agreement, the existing banking relationships of the Acquired Business; (d) your using commercially reasonable efforts to obtain, prior to the launch of syndication of the Term B Loan Facility, monitored public corporate credit or family ratings (but not any specific rating) for you after giving effect to the Transaction and ratings of the Term B Loan Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business (“S&P”) (collectively, the “Ratings”); (e) until the later of the Syndication Date and the Closing Date, your ensuring, and with respect to the Acquired Business, using your commercially reasonable efforts to ensure, to the extent not in contravention of the Acquisition Agreement, that none of the Companies shall syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of, any debt of the Companies (other than the Term B Loan Facility), in each case, that would materially and adversely affect the primary syndication of the Term B Loan Facility without the prior written consent (not to be unreasonably withheld) of the Lead Arranger (it being understood that borrowings under ordinary course short term working capital facilities and ordinary course capital lease, purchase money and equipment financings of any of the Companies, other indebtedness of the Acquired Business permitted to be outstanding or issued under the Acquisition Agreement and indebtedness incurred following the Closing Date to refinance indebtedness under the Term B Loan Facility shall be permitted; and (f) your making appropriate officers of you, and, to the extent provided for in the Acquisition Agreement, using your commercially reasonable efforts to make the appropriate officers of the Acquired Business, available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at a reasonable number of meetings of prospective Lenders at mutually agreed upon times and locations. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Term B Loan Facility on the Closing Date. Your obligations under the Commitment Letter and Fee Letter to use commercially reasonable efforts to cause the

Acquired Business or its management to take (or to refrain from taking) any action will not require you to take any action that is in contravention of, or terminate, the terms of the Acquisition Agreement.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Term B Loan Facility in consultation with you, including any titles offered to prospective Lenders (subject to your consent rights set forth herein and your rights of appointment set forth in paragraph 1 and excluding Disqualified Lenders), when commitments will be accepted, the final allocations of the commitments among the Lenders and the amount and distribution of the fees among the Lenders. It is further understood that the Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Term B Loan Facility and in no event shall the commencement or successful completion of syndication of the Term B Loan Facility constitute a condition to the availability of the Term B Loan Facility on the Closing Date.

3.          Information Requirements. You hereby represent and warrant (prior to the Closing Date, with respect to Information relating to the Acquired Business, to your knowledge) that (a) all written factual information, other than Projections (as defined below), budgets, estimates and other forward-looking information or information of a general economic or industry nature, that has been or is hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (including, prior to the Closing Date, such information, to your knowledge, relating to the Acquired Business) (the “Information”) is and will be correct when taken as a whole, in all material respects, and does not and will not, taken as a whole, contain any untrue statement of a fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (in each case, after giving effect to all supplements and updates with respect thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) (prior to the Closing Date, to your knowledge, in the case of Projections provided by the Acquired Business) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) 45 days following the Closing Date (the earlier of such dates, the “Syndication Date”) and (b) the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or in the case of Information or Projections relating to the Acquired Business, you will promptly notify the Lead Arranger upon becoming aware that any such Information or Projections are incorrect in any material respect and, to the extent provided for in the Acquisition Agreement, will use commercially reasonable efforts to supplement), the Information and Projections so that such representations (prior to the Closing Date, to your knowledge, in the case of the Acquired Business) will be correct in all material respects at such time, it being understood in each case that such supplementation shall cure any breach of such representation and warranty. In issuing this commitment and in arranging and syndicating the Term B Loan Facility, the Commitment Party is and will be using and relying on the Information and the Projections without independent verification thereof. For the avoidance of doubt, nothing in this paragraph (including the making or supplementing of any representations or warranties, Information or Projections) will constitute a condition to the availability of the Term B Loan Facility on the Closing Date.

You acknowledge that (a) the Lead Arranger on your behalf will make available, on a confidential basis, Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If reasonably requested, you will assist the Lead Arranger in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arranger with a customary letter authorizing the dissemination of the Information Materials; and (b) to prospective Public Lenders, you shall provide the Lead Arranger with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom and, in each case, which exculpate the Companies and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof. In addition, you hereby agree that (x) you will use commercially reasonable efforts to identify (and, at the reasonable request of the Lead Arranger or the Administrative Agent (or its affiliates), shall identify) that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arranger and the Administrative Agent (and its affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arranger and the Administrative Agent (and its affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arranger and Administrative Agent in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Term B Loan Facility and (c) drafts approved in writing by you and the Administrative Agent (or its affiliates) and final versions of definitive documents with respect to the Term B Loan Facility. If you advise the Lead Arranger and the Administrative Agent that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger and the Administrative Agent will not distribute such materials to Public Lenders without your prior consent. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.          Fees and Indemnities.

(a)        You agree to reimburse the Commitment Party from time to time upon receipt of a reasonably detailed invoice therefor for all reasonable and documented out-of-pocket fees and expenses (in the case of fees and expenses of counsel, limited to the reasonable and documented out-of-pocket fees, disbursements and other out-of-pocket expenses of (x) one firm of lead counsel to the Commitment Party (it being understood and agreed that Cahill Gordon & Reindel LLP shall act as counsel to the Commitment Party) and (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Administrative Agent) incurred in connection with the Term B Loan Facility, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other Transactions contemplated hereby, whether or not the Closing Date occurs or any of the Credit Documentation is executed and delivered or any extensions of credit are made under the Term B Loan Facility; provided that if the Closing Date does not occur and no termination fee is paid to you pursuant to Section 7.2(c) of the Acquisition Agreement or no expense reimbursement is paid to you pursuant to Section 7.2(b) of the Acquisition Agreement, the aggregate reimbursement by you of such fees and expenses shall not exceed $250,000. Such amounts shall be paid on the earlier of (i) the Closing Date or (ii) three (3) business days following the termination of this Commitment Letter as provided below (the “Payment Date”), in each case to the extent you have received a reasonably detailed invoice at least three (3) business days in advance of the Payment Date. You agree to pay (or cause to be paid) the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Party (the “Fee Letter”), if and to the extent payable. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect.

(b)        You also agree to indemnify and hold harmless the Commitment Party, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees, agents, advisors, controlling persons and other representatives involved in the Transaction (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party within 30 days following written demand (accompanied by reasonable back-up therefor)) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of a conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for all such affected Indemnified Parties)) of amounts payable by you pursuant to clause (a) above) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or (b) the Term B Loan Facility, or any use made or proposed to be made with the proceeds thereof, in each case, except to the extent such claim, damage, loss, liability or expense (A) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or any of its Related Parties’ gross negligence, bad faith or willful misconduct, (B) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from a breach of such Indemnified Party’s or any of its Related Parties’ obligations hereunder (C) arises from a proceeding by an Indemnified Party against an Indemnified Party (or any of their respective affiliates or related parties) (other than an action involving (i) conduct by you or any of your affiliates or (ii) against an arranger or administrative agent in its capacity as such) or (D) resulted from any agreement governing any settlement by such Indemnified Party that is effective without your prior written consent (which consent shall not be unreasonably withheld). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. It is agreed that none of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter or with respect to any activities related to the Term B Loan Facility, including the preparation of this Commitment Letter, the Fee Letter and the Credit Documentation; provided that nothing in this sentence shall limit your indemnification obligations set forth above. It is further agreed that the Commitment Party shall only have liability to you (as opposed to any other person), and that the Commitment Party shall be liable solely in respect of its own commitment to the Term B Loan Facility and agreements set forth herein, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, such consent not to be unreasonably withheld or delayed, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability. In case any Proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify you of the commencement of any Proceedings. You shall not be liable for any settlement of any Proceeding affected without your written consent (which consent shall not be unreasonably withheld). “Related Parties” means, with respect to the Commitment Party, the Commitment Party’s affiliates and their respective officers, directors, employees, advisors, agents and representatives, in each case, providing services in connection with the subject matter of this Commitment Letter. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect.

5.          Conditions to Financing. The commitment of the Initial Lender with respect to the initial funding of the Term B Loan Facility is subject solely to (a) the satisfaction (or waiver by the Lead Arranger) of each of the conditions set forth in Annex II hereto and (b) the execution and delivery of customary definitive credit documentation by the Borrower and the Guarantors with respect to the Term B Loan Facility consistent with this Commitment Letter and the Fee Letter and subject in all respects to the Funds Certain Provisions and giving effect to the Documentation Standard (as defined in Annex I)) (the “Credit Documentation”) prior to such initial funding. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Credit Documentation to the funding of the Term B Loan Facility on the Closing Date, other than those that are expressly referred to in the immediately preceding sentence.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Term B Loan Facility on the Closing Date if the conditions in this paragraph 5 shall have been satisfied or waived by the Lead Arranger (it being understood that to the extent any security interest in Collateral (including the creation or perfection of any security interest) (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates, if any, evidencing equity interests of any material wholly-owned domestic subsidiary of the Borrower and the subsidiary Guarantors (after giving effect to the Acquisition) that is part of the Collateral; provided that stock or membership interest certificates for certificated stock for the entities comprising subsidiaries of the Target (to the extent required under the terms of Annex II hereto) will, to the extent you have used commercially reasonable efforts to obtain them, only be required to be delivered on the Closing Date to the extent received from the holders thereof prior to the Closing Date)) is not perfected or provided on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision and perfection of such Collateral and security interest shall not constitute a condition precedent to the availability of the Term B Loan Facility on the Closing Date but shall be required to be perfected not later than 90 days (subject to extensions as may be agreed to by the Administrative

Agent) after the Closing Date pursuant to arrangements to be mutually agreed by the Borrower and Administrative Agent), and (b) the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Term B Loan Facility on the Closing Date shall be (x) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable notice and cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below). “Specified Representations” shall mean the representations and warranties of the Borrower and Guarantors (after giving effect to the Acquisition) in the Credit Documentation relating to: (i) (A) corporate status of the Borrower and the Guarantors and (B) corporate power and authority to enter into the Credit Documentation by the Borrower and the Guarantors, (ii) due authorization, execution, delivery and enforceability of the Credit Documentation by the Borrower and the Guarantors, (iii) no conflicts of the Credit Documentation with charter documents of the Borrower and the Guarantors, (iv) compliance with Federal Reserve margin regulations and use of proceeds not in violation of OFAC, AML, FCPA and the U.S.A. Patriot Act, (v) the Investment Company Act, (vi) solvency of the Borrower and its subsidiaries on a consolidated basis and on a pro forma basis for the Transaction (such representations to be substantially identical to those set forth in the Solvency Certificate attached as Annex III to the Commitment Letter (the “Solvency Certificate”)), and (vii) subject to the limitations set forth in this paragraph, the provision of guarantees and the creation, validity and perfection of the security interests granted in the Collateral. The provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letter, it being acknowledged and agreed that the funding of the Term B Loan Facility is subject only to the conditions precedent as set forth in this paragraph 5. For clarity, all terms referenced herein to being defined in the Credit Documentation shall be defined in accordance with the Documentation Standard (unless otherwise provided for herein).

6.          Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the prior written consent of the Commitment Party (not to be unreasonably withheld, conditioned or delayed) except (i) this Commitment Letter and the Fee Letter and contents hereof and thereof may be disclosed (A) on a confidential basis to your subsidiaries, directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to use commercially reasonable efforts to inform the Commitment Party promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the affiliates, members, partners, stockholders, equity holders, controlling persons, directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Acquired Business; provided that any such disclosure of the Fee Letter shall be subject to customary redaction of the fees and the economic “market flex” provisions contained therein, (ii) Annex I and the existence of this Commitment Letter and the Fee Letter (but not the contents of this Commitment Letter and the Fee Letter) may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Acquisition, projections, and pro forma information (but without disclosing any specific fees, market flex or other economic terms set forth therein), (iv) this Commitment Letter and the Fee Letter may be disclosed on a confidential basis to your auditors or persons performing customary accounting functions for customary accounting purposes, including accounting for deferred financing costs, (v) to the directors, officers, attorneys and other professional advisors of the Target on a confidential “need to know” basis in connection with the Transaction; provided that any disclosure of the Fee Letter and the contents thereof shall be redacted in a manner satisfactory to the Commitment Party, (vi) you may disclose this Commitment Letter (but not the Fee Letter) and its contents in any information memorandum or syndication distribution, as well as in any proxy statement or other public filing or other marketing materials relating to the Acquisition or the Term B Loan Facility and (vii) this Commitment Letter and the Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Party promptly thereof prior to such disclosure to the extent permitted by applicable law).

The Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Party agrees to inform you promptly prior to disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter, the Fee Letter or other confidential obligation owed by the Commitment Party, (iv) to the Commitment Party’s affiliates, employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense available under securities laws, (vi) to the extent that such information is received by the Commitment Party from a third party that is not to the Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Party, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Term B Loan Facility (other than a Disqualified Lender), in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to you and the Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I, or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) the initial funding under the Term B Loan Facility and (b) the second anniversary of the date of this Commitment Letter.

You acknowledge that the Commitment Party or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Party agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Term B Loan Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Party, on the other hand, (ii) the Commitment Party has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, the Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Party has not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Party has no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Party and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Party has no obligation to disclose any of such interests to you or your affiliates. Without limiting the provisions of paragraph 4(b), you hereby agree not to assert any claims against the Commitment Party with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

The Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of such person and other information that will allow the Commitment Party to identify each such person in accordance with the U.S.A. Patriot Act.

7.          Survival of Obligations. The provisions of sections 2, 3, 4, 6 and 8 of this Commitment Letter shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Party hereunder, provided that (i) the provisions of sections 2 and 3 shall not survive if all of the commitments and undertakings of the Commitment Party are terminated by any party hereto prior to the effectiveness of the Term B Loan Facility and (ii) if the Term B Loan Facility closes and the Credit Documentation is executed and delivered, the provisions of sections 2 and 3 shall survive only until the Syndication Date and your obligations under this Commitment Letter, other than your obligations in sections 2 and 3, confidentiality of the Fee Letter and section 4 to the extent not addressed in the Credit Documentation, shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lender’s commitment with respect to the Term B Loan Facility (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

8.          Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall be deemed an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any other laws other than the state of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation the definition of “Company Material Adverse Effect” (as defined in Annex II) or the equivalent term under the Acquisition Agreement and whether a Company Material Adverse Effect (or the equivalent term) has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE COMMITMENT PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter and the administrative fee letter between you and JPMCB dated the date hereof, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Term B Loan Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). The Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or, subject to the provisions of this Commitment Letter, to any Lender; provided that, other than with respect to an assignment to which you otherwise consent in writing (which consent, in the case of an assignment by the Commitment Party to its affiliates, shall not be unreasonably withheld by you), the Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to the Lead Arranger executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on February 15, 2017, whereupon the undertakings of the parties with respect to the Term B Loan Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Term B Loan Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Party hereunder will expire, unless extended by us in our sole discretion, on the earliest of (a) 11:59 p.m., New York City time, on June 30, 2017, unless the Closing Date occurs on or prior thereto, (b) the consummation of the Merger without the use of the Term B Loan Facility and (c) the termination of the Acquisition Agreement by you in accordance with its terms.

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Caitlin Stewart
Name: Caitlin Stewart
Title: Vice President

Signature Page to Project Glider Commitment Letter

The provisions of this Commitment Letter are

accepted and agreed to as of the date first written

above:

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Gregory L. Waters
Name: Gregory L. Waters
Title: President and Chief Executive Officer

Signature Page to Project Glider Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

$200,000,000 TERM B LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Integrated Device Technology, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower (the “Borrower Obligations”) under the Term B Loan Facility (as hereinafter defined) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by each of the Borrower’s wholly-owned material restricted U.S. subsidiaries (and consistent with the principles set forth herein) (collectively, the “Guarantors”); provided that Guarantors shall not include (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (iii) any subsidiary that is prohibited, but only so long as such subsidiary is prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the Term B Loan Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (v) any CFC, (vi) any domestic subsidiary with no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”), (vii) not-for-profit subsidiaries, (viii) any other subsidiary with respect to which the Borrower and the Administrative Agent determine that the adverse consequences of providing a guarantee shall be excessive in relation to the benefits to be obtained by the Lenders therefrom, and (ix) certain special purpose entities. In addition, the Credit Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions. All guarantees will be guarantees of payment and not of collection. The Target and its subsidiaries included in the Acquired Business that are not excluded from the foregoing requirements pursuant to the terms described above shall be required to become Guarantors (and grant liens in their assets constituting Collateral that can be perfected by filing UCC financing statements) on the Closing Date.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower

Annex I-1

and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Administrative Agent

and Collateral Agent:	JPMCB will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).

Lead Arranger

and Bookrunner:	JPMCB will act as the sole lead arranger and bookrunner for the Term B Loan Facility (in such capacities, the “Lead Arranger”); provided that JPMCB may perform its responsibilities hereunder as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC.

Lenders:	Banks, financial institutions and institutional lenders selected by the Lead Arranger in consultation with and reasonably acceptable to the Borrower and excluding any Disqualified Lenders and, after the initial funding of the Term B Loan Facility, subject to the restrictions set forth in the Assignments and Participations section below (the “Lenders”).

Term B Loan Facility:	A senior secured first lien term loan B facility (the “Term B Loan Facility”) in an aggregate principal amount of $200.0 million.

Purpose:	The proceeds of borrowings under the Term B Loan Facility, together with cash on the balance sheet of the Companies, shall be used (i) to finance the Acquisition and the Refinancing and the other Transactions, (ii) to pay fees and expenses incurred in connection therewith and (iii) for working capital and general corporate purposes.

Availability:	The Term B Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term B Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	The interest rate per annum under the Term B Loan Facility will be, at the option of the Borrower, (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means 3.50% per annum, in the case of LIBOR advances, and 2.50% per annum, in the case of Base Rate advances.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all applicable Lenders, a period shorter than one month or a period of twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (x) LIBOR will be deemed to be not less than 0% per annum (the “LIBOR Floor”) and (y) the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR (after giving effect to the LIBOR Floor).

Annex I-2

During the continuance of an event of default for non-payment of principal, interest or fees, interest will accrue on such overdue principal, interest or fees at the Default Rate (as defined below). During the continuance of a bankruptcy event of default, the principal amount of all outstanding obligations will bear interest at the Default Rate. As used herein, “Default Rate” means (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount at a rate of 200 basis points in excess of the non-default rate of interest then applicable to Base Rate loans.

Calculation of Interest:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Subject to the Documentation Standard (as defined below) and customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Credit Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date, so long as, in each case, any amounts with respect thereto assessed by any Lender shall also be so assessed by such Lender against its similarly situated customers generally under agreements containing comparable yield protection provisions.

Maturity:	The Term B Loan Facility will mature on the date that is 7 years after the Closing Date (the “Term B Loan Facility Maturity Date”); provided that if the Borrower’s 0.875% Convertible Senior Notes due 2022 (the “2022 Convertible Notes”) are outstanding on the date that is 91 days prior to November 15, 2022 (the “Springing Maturity Date”) and have not otherwise been extended or refinanced such that their maturity date is no earlier than 91 days after the Term B Loan Facility Maturity Date, the Term B Loan Facility Maturity Date shall be the Springing Maturity Date unless the Borrower and the Guarantors shall have cash and cash equivalents and/or undrawn lending commitments from financial institutions reasonably satisfactory to the Administrative Agent in an amount not less than the aggregate principal amount of then outstanding 2022 Convertible Notes.

The Credit Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the

Annex I-3

maturity date of their outstanding loans or loans under the Term B Loan Facility or any Incremental Facility (which may include, among other things, an increase in the interest rate payable in respect of such extended loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Incremental Facilities:

The Credit Documentation will permit the Borrower to (a) add one or more incremental term loan facilities to the Term B Loan Facility or to increase the existing Term B Loan Facility (each, an “Incremental Term Facility”) and/or (b) add one or more incremental revolving credit facilities (each, an “Incremental Revolving Facility” and, together with the Incremental Term Facility, the “Incremental Facilities” and each, an “Incremental Facility”) in an aggregate principal amount of up to (x) $200.0 million plus (y) only in the case of an Incremental Revolving Facility, $50.0 million plus (z) an unlimited amount so long as, in the case of clause (z) only, on a pro forma basis the Secured Leverage Ratio (as defined below) would not exceed 2.50:1.00, after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (in the case of any Incremental Revolving Facility, calculated assuming the entire amount of such Incremental Revolving Facility, was drawn on such date) (it being understood that the Borrower shall be deemed to have used amounts under clause (z) (to the extent compliant therewith) prior to utilization of amounts under clause (x) or (y)); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) subject to customary limited conditionality provisions in connection with any Incremental Facility incurred to finance a permitted acquisition or similar investment, no event of default or default exists or would exist after giving effect thereto, (iii) subject to customary limited conditionality provisions in connection with any Incremental Facility incurred to finance a permitted acquisition or similar investment, the representations and warranties in the Credit Documentation shall be true and correct in all material respects, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term B Loan Facility, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term B Loan Facility, (vi) the interest margins for the Incremental Facility shall be determined by the Borrower and the lenders of the Incremental Facility; provided that in the event that the interest margins for any Incremental Term Facility incurred within twelve months after the Closing Date are greater than the Applicable Margin for the Term B Loan Facility by more than 50 basis points, then the Applicable Margin for the Term B Loan Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margin for the Term B Loan Facility; provided, further, that

Annex I-4

in determining the interest margins applicable to the Term B Loan Facility and the Applicable Margins for any Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term B Loan Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement, structuring, underwriting, amendment or commitment fees payable to one or more arrangers shall be excluded, and (z) if the LIBOR or Base Rate floor for any Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term B Loan Facility, the difference between such floor for the Incremental Term Facility and the Term B Loan Facility shall be equated to an increase in the Applicable Margin for purposes of this clause (vi) (all adjustments made pursuant to this clause (vi), the “MFN Adjustment”), (vii) each Incremental Facility shall be secured by pari passu liens on the Collateral (as hereinafter defined) securing the Term B Loan Facility and no other assets and shall be guaranteed by the Guarantors and no other persons, (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term B Loan Facility (except to the extent permitted by clause (i), (ii), (iii), (iv), (v) or (vi) above, as applicable), they shall be reasonably satisfactory to the Administrative Agent and (ix) any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined, provided that, (x) such Incremental Revolving Facility may have a maturity date that is earlier than the maturity date for the Term B Loan Facility and (y) such Incremental Revolving Facility may include financial maintenance covenants and other terms and conditions that are more restrictive to the Borrower and its restricted subsidiaries than the terms applicable to the Term B Loan Facility, solely for the benefit of the Lenders under such Incremental Revolving Facility. The Borrower may seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders and to the extent the Administrative Agent would have a consent right on an assignment to such new lender, such new lender shall be reasonably acceptable to the Administrative Agent.

Refinancing Facilities:

The Credit Documentation will permit the Borrower to refinance loans under the Term B Loan Facility or loans under any Incremental Facility (each, “Refinanced Debt”) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Credit Documentation with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) and the institutions providing such Refinancing Term Facility or (y) one or more series of unsecured notes or loans, notes secured by the Collateral on a pari passu basis with the Term B Loan Facility or notes or loans secured by the Collateral on a junior lien basis to the Term B Loan Facility, which will be subject to customary intercreditor terms reasonably acceptable to the Administrative Agent and the Borrower

Annex I-5

(any such notes or loans, “Refinancing Notes” and together with the Refinancing Term Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the applicable Refinanced Debt (without giving effect to any amortization or prepayments on the outstanding loans under the Term B Loan Facility or loans made under any Incremental Facility, as applicable), (ii) any Refinancing Notes consisting of notes do not mature prior to the maturity date of the applicable Refinanced Debt or have any scheduled amortization, (iii) there shall be no issuers, borrowers or guarantors in respect of any Refinancing Indebtedness that are not the Borrower or a Guarantor and no Refinancing Indebtedness shall be secured by assets other than the Collateral, (iv) any Refinancing Notes shall not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to the maturity date of the applicable Refinanced Debt, (v) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or optional redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness than the terms of the applicable Refinanced Debt unless (1) Lenders under the corresponding Refinanced Debt also receive the benefit of such more restrictive terms or (2) any such provisions apply after the maturity date of the applicable Refinanced Debt and (vi) the proceeds of such Refinancing Indebtedness (a) shall not be in an aggregate principal amount greater than the aggregate principal amount of the applicable Refinanced Debt plus any fees and premiums associated therewith, and costs and expenses related thereto and (b) shall be immediately applied to permanently prepay in whole or in part the applicable Refinanced Debt.

Documentation Standard:

The Credit Documentation for the Term B Loan Facility (i) shall be based upon the Credit Agreement, dated August 16, 2016, of Cavium, Inc. with appropriate modifications to baskets and materiality thresholds to reflect the size, industry, leverage and ratings of the Borrower after giving effect to the Acquisition and with appropriate modifications to reflect the structure of the Term B Loan Facility as a “term B loan facility”, to reflect changes in law or accounting standards since the date of such precedent and to give due effect to the Model (as defined below), (ii) shall contain the terms and conditions set forth in this Summary of Terms, (iii) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Acquisition) in light of their size, industries and practices and (iv) shall reflect the customary agency and operational requirements of the Administrative Agent (collectively, the “Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Credit Documentation shall, subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants (affirmative, negative and financial) and

Annex I-6

events of default expressly set forth in this Summary of Terms, in each case, applicable to the Borrower and its restricted subsidiaries and, subject to the Documentation Standard and limitations as set forth herein, with materiality thresholds, standards, qualifications, exceptions, “baskets”, and grace and cure periods to be mutually agreed and consistent with the Documentation Standard.

Limited Condition Acquisitions:	For purposes of (i) determining compliance with any provision of the Credit Documentation which requires the calculation of the Secured Leverage Ratio or the Total Leverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Credit Documentation (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with an acquisition (or similar investment) by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted to be acquired by the Credit Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in pro forma Consolidated EBITDA, including of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming (i) such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated and (ii) such Limited Condition Acquisition and other

Annex I-7

transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had not been consummated.

Financial Definitions:	The “Secured Leverage Ratio” means the ratio of (i) Consolidated Funded Indebtedness of the Borrower and its restricted subsidiaries that is secured by a lien on any assets or property of the Borrower or any restricted subsidiary (“Secured Debt”) to (ii) trailing four-quarter Consolidated EBITDA (as defined below) of the Borrower and its restricted subsidiaries.

“Total Leverage Ratio” means the ratio of (i) Consolidated Funded Indebtedness of the Borrower and its restricted subsidiaries to (ii) trailing four-quarter Consolidated EBITDA of the Borrower and its restricted subsidiaries.

“Consolidated Funded Indebtedness” means the outstanding principal amount of all third party debt for borrowed money, unreimbursed drawings under letters of credit, capital lease obligations, purchase money indebtedness and third party debt obligations evidenced by notes or similar instruments, determined in accordance with GAAP.

“Consolidated EBITDA” is to be defined in a manner consistent with the Documentation Standard beginning with consolidated net income, with add-backs (and corresponding deductions, to the extent applicable) to include, without limitation and without duplication, the following:

i.	expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transaction as set forth in the Borrower’s model received by JPMCB on February 9, 2017 (the “Model”);

ii.	expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to mergers and other business combinations, acquisitions, divestitures, restructuring, cost savings initiatives which are reasonably identifiable and factually supportable and other similar initiatives and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken and which are expected to be realized (in the good faith determination of the Borrower) within 18 months after such transaction or initiative is consummated; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (ii) in any test period shall not exceed 20% of Consolidated EBITDA for such test period (calculated prior to giving effect to such add-backs);

iii.	non-cash losses, charges and expenses (including non-cash compensation charges);

iv.	extraordinary, unusual or non-recurring losses, charges and expenses;

Annex I-8

v.	cash restructuring and related charges and business optimization expenses;

vi.	unrealized gains and losses due to foreign exchange adjustments (including, without limitation, losses and expenses in connection with currency and exchange rate fluctuations);

vii.	costs and expenses in connection with the Transaction;

viii.	expenses or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence of permitted indebtedness (whether or not consummated), including non-operating or non-recurring professional fees, costs and expenses related thereto;

ix.	interest, taxes, amortization and depreciation; and

x.	losses from discontinued operations.

Scheduled Amortization:	The Term B Loan Facility shall be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Term B Loan Facility, with the balance payable on the Term B Loan Facility Maturity Date.

Mandatory Prepayments:

In addition to the amortization set forth above and subject to the next two paragraphs, mandatory prepayments required with respect to the Term B Loan Facility shall be limited to: (i) subject to customary exceptions and thresholds (with exceptions for, among others, ordinary course dispositions, dispositions of obsolete or worn-out property, property no longer used or useful in the business and other exceptions to be mutually agreed), the receipt of net cash proceeds by the Borrower or any of its restricted subsidiaries in excess of an amount to be mutually agreed from any disposition of assets outside the ordinary course of business or casualty event by the Borrower or any of its restricted subsidiaries, in each case, to the extent such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within twelve months after the date of receipt of such proceeds from such disposition or casualty event and, if so committed to be reinvested, reinvested no later than 180 days after the end of such twelve month period; (ii) following the receipt of net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its restricted subsidiaries (other than debt permitted under the Credit Documentation other than Refinancing Indebtedness); and (iii) in an amount equal to 0% of annual Excess Cash Flow (to be defined in the Credit Documentation) of the Borrower and its restricted subsidiaries beginning with the Borrower’s fiscal year ending March 31, 2018 with one step up to 50% when the Secured Leverage Ratio is greater than 1.75 to 1.00 (with a dollar-for-dollar credit for optional prepayments of the Term B Loan Facility and any Incremental Facility (in the case of any Incremental Revolving Facility, to the extent accompanied by a permanent reduction of the corresponding commitment) subsequent to the first

Annex I-9

day of the relevant year other than to the extent financed with long-term debt), in each case of clauses (i) - (iii), subject to the limitations set forth in the paragraph immediately following, such amounts shall be applied, without premium or penalty, to the remaining amortization payments under the Term B Loan Facility in direct order of maturity.

Any Lender under the Term B Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment pursuant to clause (ii) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower (such amount, a “Declined Amount”).

Mandatory prepayments in clauses (i) and (iii) above shall be limited to the extent the upstreaming or transfer of such amounts from a foreign subsidiary to the Borrower or any other applicable subsidiary would result in material adverse tax consequences until such time as the Borrower or its applicable subsidiary may upstream or transfer such amounts and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors). The non-application of any mandatory prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries.

Optional Prepayments:	The Term B Loan Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with customary reimbursement for any funding losses and redeployment costs (but not loss of margin) of the Lenders resulting therefrom and (y) as set forth in “Soft-Call Premium” below. Each optional prepayment of the Term B Loan Facility shall be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Soft-Call Premium:

In the event that all or any portion of the Term B Loan Facility is (i) repaid, prepaid, refinanced or replaced with term loan indebtedness with a lower effective yield (to be defined) than the effective yield of such Term B Loan Facility or (ii) repriced through any waiver, consent or amendment that has the effect of reducing the effective yield of the Term B Loan Facility (a “Repricing Transaction”), in each case, prior to the six-month anniversary of the Closing Date and other than in connection with a change of control, such repayment, prepayment, refinancing, replacement or repricing will be accompanied by a premium of 1% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term B Loan Facility held by any Lender is required to be assigned pursuant to a “yank-a-bank” provision in the Credit Documentation as a result of, or in connection with a Repricing Transaction prior to the six-month anniversary of the Closing Date, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment

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referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such replacement will be accompanied by a premium equal to 1% of the principal amount so required to be assigned.

Security:	Subject to the limitations set forth below in this section and subject to certain other exceptions, the Borrower Obligations, the Guarantees and any interest rate protection or other swap or hedging arrangements, or cash management arrangements, in each case, entered into with a Lender or agent or any affiliate of a Lender or agent (collectively, the “Secured Obligations”) will be secured, on a first priority basis, by: (a) a perfected pledge of 100% of each direct subsidiary of the Borrower and of each Guarantor (which pledge, in the case of capital stock of any foreign subsidiary that is a CFC or any Disregarded Domestic Person shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such foreign subsidiary or Disregarded Domestic Person) and (b) perfected security interests in substantially all of the Borrower’s and each Guarantor’s assets, including tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, deposit and securities accounts, investment property, intellectual property, intercompany notes, instruments, chattel paper and documents and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) all fee-owned real property and all real property leasehold interests, (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited thereby (including any legally effective prohibition) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, (iii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority), (iv) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned restricted subsidiaries, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, (vi) any equity interests in any subsidiary that is a CFC or Disregarded Domestic Person (other than to the extent expressly provided in the previous paragraph), (vii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and (viii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement permitted by the Credit Documentation to the extent that a grant of a security interest therein

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would violate or invalidate such lease, license or agreement or purchase money arrangement after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower agree in writing that the cost of obtaining such a security interest is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”). In addition, (a) landlord, bailee or warehouseman waivers or collateral access agreements shall not be required, control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and no perfection actions other than the filing of UCC financing statements shall be required with respect to motor vehicles and other assets subject to certificates of title, letter of credit rights, except as to which perfection may be accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), commercial tort claims with a value of less than an amount to be agreed and promissory notes evidencing debt in a principal amount of less than an amount to be agreed and (b) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create or perfect any security interests in assets located or titled outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be set forth in the Credit Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than certain customary permitted encumbrances and other exceptions and baskets to be set forth in the Credit Documentation.

Conditions Precedent to

Initial Borrowing on the

Closing Date:	The availability of the Term B Loan Facility on the Closing Date will be limited to those applicable conditions specified in paragraph 5 of the Commitment Letter.

Representations and

Warranties:

Limited to the following and applicable to the Borrower and its restricted subsidiaries: organizational status and good standing; corporate power and authority, and enforceability of Credit Documentation; with respect to the execution, delivery and performance of the Credit Documentation, no violation of or default under law, organizational documents or material agreements; compliance with law; no undisclosed material litigation; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Credit

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Documentation; Investment Company Act; anti-corruption and sanction laws, including the USA PATRIOT Act, OFAC, AML and FCPA; no default; accuracy of historical financial statements; taxes; ERISA matters; subsidiaries; environmental laws; use of proceeds; ownership of properties; creation, perfection and priority of liens and other security interests; insurance; consolidated Closing Date solvency of the Borrower and its subsidiaries; no material adverse change; intellectual property; labor matters; margin regulations; and disclosure, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Credit Documentation.

Covenants:	Subject to the Documentation Standard, with customary materiality qualifiers, limitations, exceptions, thresholds and baskets to be reasonably and mutually agreed, covenants shall be limited to the following:

(A)

Affirmative Covenants: Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): (i) compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) compliance with anti-corruption laws and applicable sanctions, including USA PATRIOT Act, OFAC, AML and FCPA; (iii) payment of taxes; (iv) maintenance of customary insurance; (v) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (vi) reasonable inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) maintenance of properties; (ix) further assurances as to perfection and priority of security interests; (x) guaranties and collateral from future subsidiaries and after-acquired property; (xi) use of proceeds; (xii) customary financial and other reporting and notice requirements (including, without limitation, audited annual financial statements (which shall not be qualified or limited in any respect (other than any exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from (i) an upcoming maturity date under the Term B Loan Facility or any Incremental Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant contained in the Credit Documentation) delivered within 90 days after the end of any fiscal year and quarterly unaudited financial statements delivered within 45 days after the end of the first three fiscal quarters of any fiscal year, in each case, accompanied by a customary MD&A, annual budgets, compliance certificates, certain customary reports and other business and financial information as any Lender shall reasonably request); (xiii) quarterly lender calls (it being understood that this covenant shall be satisfied if Lenders are permitted to join the Borrower’s quarterly calls with its common equity holders); (xiv) commercially reasonable efforts to maintain credit ratings for the Term B Loan Facility and public corporate rating for the Borrower, provided that the maintenance of any particular

Annex I-13

rating shall not be required; (xv) notices of defaults and other material events; and (xvi) designation and redesignation of unrestricted subsidiaries, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Credit Documentation.

(B)	Negative Covenants: Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

(a)

limitations on the incurrence of debt (which shall permit, among other things to be agreed, (i) the indebtedness under the Term B Loan Facility, Incremental Facilities and Refinancing Indebtedness, (ii) indebtedness of the Borrower and its restricted subsidiaries outstanding on the Closing Date; provided that, any permitted refinancing of the 2022 Convertible Notes shall be subject to terms and conditions to be agreed, including that such refinancing indebtedness mature no earlier than 91 days after the Term B Loan Facility Maturity Date, (iii) non-speculative hedging arrangements entered into in the ordinary course of business, (iv) any junior secured or unsecured notes or junior secured or unsecured term loans issued in lieu of the Incremental Facilities (provided that, in lieu of complying with the Secured Leverage Ratio of 2.50 to 1.00 set forth in the section entitled “Incremental Facilities”, in case of unsecured debt, the Total Leverage Ratio (calculated on a pro forma basis and calculated on the same basis as the Secured Leverage Ratio) would not exceed 4.25 to 1.00; provided that (I) the incurrence of such indebtedness shall reduce dollar for dollar the amount of indebtedness that the Borrower may incur in respect of the Incremental Facilities (and any unsecured debt shall be deemed Secured Debt for purposes of calculating the Secured Leverage Ratio in connection with incurring Secured Debt under this clause (iv) and the Incremental Facilities), (II) such indebtedness matures at least 91 days after the latest date of maturity of the Term B Loan Facility and of any Incremental Facility, (III) any subsidiaries of the Borrower that do not guarantee the Term B Loan Facility shall not guarantee such indebtedness, (IV) any secured debt shall be secured solely by Collateral on a junior lien basis and shall be subject to a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower and (V) such debt shall be on other terms to be set forth in the Credit Documentation, (v) indebtedness incurred and/or assumed on the terms set forth in the second succeeding paragraph, (vi) purchase money indebtedness and capital leases in an amount to be agreed, (vii) indebtedness arising from agreements providing for adjustments of purchase price

Annex I-14

or “earn outs” entered into in connection with acquisitions subject to customary limitations, (viii) other indebtedness of the Borrower and its restricted subsidiaries, which requires no mandatory repayment or redemption (other than customary change of control or asset sale offers or upon any event of default) prior to the date which is 91 days later than the latest maturity date of the Term B Loan Facility and any Incremental Facility, maturing at least 91 days after the latest maturity date of the Term B Loan Facility and any Incremental Facility subject to no default or event of default having occurred (before or after giving effect to such incurrence) and the Borrower’s Total Leverage Ratio (calculated on a pro forma basis) not exceeding 4.25 to 1.00; provided that the aggregate amount of such indebtedness that may be incurred under this clause (viii) by restricted subsidiaries that are not or do not become Guarantors, together with debt incurred under the second succeeding paragraph, shall be limited to an aggregate amount to be agreed, (ix) a general debt basket equal to $50.0 million, (x) a non-guarantor debt basket in an amount to be agreed and (xi) certain ordinary course performance guarantees);

(b)	limitations on liens (which shall permit, among other things to be agreed, (i) junior liens securing any secured debt issued pursuant to clause (a)(iv) above, (ii) liens on the Collateral securing Refinancing Indebtedness, (iii) liens securing debt assumed in connection with a Permitted Acquisition (as defined below); provided that, such liens extend to the same assets (and any after acquired assets attaching thereto as a matter of law) that such liens extended to, and secure the same indebtedness, that such liens secured, immediately prior to such assumption and were not created in contemplation thereof, (iv) a general lien basket equal to $50.0 million and (v) liens securing indebtedness of non-guarantor subsidiaries, provided such liens only extend to assets of non-guarantor subsidiaries);

(c)	limitations on asset sales (including sales of subsidiaries) (which shall be permitted on the terms set forth in the third succeeding paragraph);

(d)

limitations on investments, including acquisitions (which, among other things to be agreed, shall permit (i) acquisitions on the terms set forth in the fourth succeeding paragraph, (ii) a general investment basket in an amount to be agreed plus, subject to the Borrower being able to incur $1 of debt under the Total Leverage Ratio test described above under clause (a)(iv) under “Negative Covenants” on a pro forma basis, the Available

Annex I-15

Amount Basket and (iii) unlimited investments subject to no event of default existing or resulting therefrom and compliance on a pro forma basis with a Total Leverage Ratio of 3.00 to 1.00 (the “Leverage Based Investment Basket”));

(e)	limitations on dividends or distributions on, or redemptions of, the Borrower’s or any restricted subsidiary’s equity (“Restricted Payments”) (which shall permit, among other things to be agreed, (i) a general Restricted Payment basket of, subject to no event of default existing or resulting therefrom, $25.0 million plus, subject to no event of default existing or resulting therefrom and compliance on a pro forma basis with a Total Leverage Ratio of 4.00 to 1.00, the Available Amount Basket, (ii) unlimited Restricted Payments subject to no event of default existing or resulting therefrom and compliance on a pro forma basis with a Total Leverage Ratio of 2.75 to 1.00 (the “Leverage Based RP Basket”) and (iii) subject to no event of default existing or resulting therefrom, repurchases of up to $60.0 million per fiscal year of the Borrower’s common stock;

(f)	limitations on prepayments or redemptions of subordinated or junior lien indebtedness for borrowed money, or the 2022 Convertible Notes (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner materially adverse to the Lenders (which shall permit, among other things to be agreed (i) a general prepayment basket in an amount to be agreed plus, subject to the Borrower being able to incur $1 of debt under the Total Leverage Ratio test described above under clause (a)(iv) under “Negative Covenants” on a pro forma basis, the Available Amount Basket, (ii) unlimited prepayments subject to no event of default existing or resulting therefrom and compliance on a pro forma basis with a Total Leverage Ratio of 3.00 to 1.00 (the “Leverage Based Prepayments Basket”), (iii) refinancing or exchanges of Junior Debt for like or junior debt subject to terms and conditions to be set forth in the Credit Documentation and (iv) conversion of Junior Debt to common or “qualified preferred” equity);

(g)	limitations on agreements restricting distributions, dividends and other specified transfers from restricted subsidiaries to the Borrower or any Guarantor, fundamental changes and negative pledge clauses;

(h)	limitations on transactions with affiliates;

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(i)	limitations on changes in fiscal year and in lines of business; and

(j)	modifying organizational documents in a manner materially adverse to Lenders

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Credit Documentation. In addition, the negative covenants described in clauses (d), (e) and (f) above shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) 50% of Excess Cash Flow (provided that the calculation of Excess Cash Flow shall exclude Excess Cash Flow generated by non-U.S. subsidiaries that would be prohibited under any applicable laws from being repatriated to the United States or that the Borrower determines in good faith would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) if repatriated to the United States) for each fiscal year (commencing with the fiscal year ending March 31, 2018), plus (b) the cash proceeds of new public or private qualified equity issuances or an equity capital contribution to the Borrower (other than disqualified stock) after the Closing Date, plus (c) the aggregate cash proceeds from debt and disqualified stock incurred after the Closing Date exchanged or converted into qualified equity, plus (d) the net cash proceeds received by the Borrower and its restricted subsidiaries after the Closing Date from sales of investments made using the Available Amount Basket (up to the amount, when combined with any amount set forth in clause (e) below, of the original investment), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries after the Closing Date on investments made using the Available Amount Basket (up to the amount, when combined with any amount set forth in clause (f) above, of the original investment), plus (f) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary out of the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries after the Closing Date (up to the fair market value of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary) minus (g) all Restricted Payments made pursuant to the Leverage Based RP Basket, all investments made pursuant to the Leverage Based Investment Basket and all prepayments made pursuant to the Leverage Based Prepayment Basket; provided that in no event shall the Available Amount Basket at any time be less than $0.

The Borrower or any restricted subsidiary will be permitted to incur and/or assume indebtedness in connection with a Permitted

Annex I-17

Acquisition so long as (i) with respect to any newly incurred indebtedness, (x) the maturity date of such indebtedness is no earlier than 91 days later than the final maturity date of the Term B Loan Facility and any Incremental Facility, (y) such indebtedness requires no mandatory repayment or redemption (other than customary change of control or asset sale offers or upon any event of default) prior to the date which is 91 days later than the latest maturity date of the Term B Loan Facility and any Incremental Facility, and (z) such indebtedness is unsecured or is only secured to the extent permitted pursuant to clause (b) under the heading “Negative Covenants” above, (ii) with respect to assumed indebtedness, such indebtedness is only the obligation of the person and/or person’s subsidiaries that are acquired or that acquired the relevant assets and such indebtedness was not incurred in contemplation of such acquisitions, (iii) the Total Leverage Ratio (calculated on a pro forma basis) would not exceed 4.25 to 1.00 and (iv) before and after giving effect thereto, no default or event of default has occurred and is continuing; provided that the aggregate amount of indebtedness that may be incurred under this paragraph by restricted subsidiaries that are not Guarantors together with debt incurred under clause (a)(viii) of the first paragraph under “Negative Covenants” shall not exceed an amount to be agreed.

The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions so long as (a) such sales or dispositions are for fair market value, (b) at least 75% of the consideration for asset sales and dispositions shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Credit Documentation, which shall include a basket for non-cash consideration that may be designated as cash consideration in an amount equal to 2.0% of the Borrower’s consolidated total assets) and (c) before and after giving effect to such asset sale, no event of default has occurred and is continuing.

The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) there is no event of default existing at the time of or after giving pro forma effect to such acquisition, (b) the acquired company or assets are in a similar, ancillary, complementary or related line of business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative

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Agent. Acquisitions of entities that do not become Guarantors and of assets by entities that are not Guarantors shall not exceed an amount to be agreed.

Financial Maintenance

Covenants:	None.

Unrestricted Subsidiaries:	The board of directors of the Borrower may at any time after the Closing Date designate any restricted subsidiary as an unrestricted subsidiary or any unrestricted subsidiary as a restricted subsidiary; provided that (i) immediately before and after such designation on a pro forma basis, no default or event of default shall have occurred and be continuing and (ii) immediately after giving effect to such designation or redesignation, the Borrower shall be able to incur at least $1 of debt under the Total Leverage Ratio test described above under clause (a)(iv) under “Negative Covenants”. The designation of any subsidiary as an unrestricted subsidiary after the Closing Date shall constitute an investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute (i) the incurrence at the time of designation of any investment, indebtedness or liens of such unrestricted subsidiary existing at such time and (ii) a return on any investment by the Borrower or any restricted subsidiary in an unrestricted subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s investment in such subsidiary. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio contained in the Credit Documentation.

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five (5) business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower’s existence), to a thirty (30) day grace period); any representation or warranty proving to have been materially incorrect when made; cross default to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other insolvency events of the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); unpaid or unstayed monetary judgments of an amount in excess of an amount to be agreed; customary ERISA events; actual or asserted invalidity of a material portion of the Guarantees, the security documents or any security interest in Collateral and change of control with respect to the Borrower (to be defined in a customary and mutually agreeable manner).

Annex I-19

Assignments and

Participations:	Each Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by (x) the Administrative Agent and (y) so long as no payment or bankruptcy default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds, (ii) the Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written request within 10 business days of Borrower’s receipt of such written request and (iii) no approval of the Administrative Agent shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to customary significant matters. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Notwithstanding the foregoing, no loans or commitments shall be assigned or participated to (x) the Borrower or any of its subsidiaries (except as permitted below), (y) any natural person or (z) Disqualified Lenders to the extent the list of Disqualified Lenders has been made available to all Lenders.

In addition, loans under the Term B Loan Facility may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through (a) open market purchases or (b) Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with customary procedures, in each case, subject to conditions to be set forth in the Credit Documentation, including that (1) no default or event of default has occurred and is continuing, (2) any such loans are permanently cancelled immediately upon acquisition thereof and (3) the Borrower or any such subsidiaries shall either (x) make a representation that it is not in possession of material non-public information with respect to the Borrower, its subsidiaries or their respective securities or (y) disclose to the assigning Lender that it cannot make such representation.

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding more than 50% of the Term B Loan Facility (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby will also be required with respect to (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender (other than waivers of default interest, a default or event of default or mandatory prepayment); (iii) extensions of scheduled maturities or times for payment of amounts payable to such Lender (it being understood and agreed that the amendment or waiver of any mandatory prepayment, waiver of default interest, default or event of default shall only require the consent of the Required Lenders) and (iv) changes in certain pro rata provisions and the waterfall from enforcement and (b) the

Annex I-20

consent of each Lender shall be required with respect to (i) releases of all or substantially all of the Collateral or the release of all or substantially all of the value of any guarantees (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted under the Credit Documentation) and (ii) the percentage contained in the definition of Required Lenders or other voting provisions.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent to such Proposed Change of other Lenders whose consent is required is not obtained (but the consent of the Required Lenders or Lenders holding more than 50% of the directly and adversely affected facility, as applicable, is obtained) (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the Credit Documentation to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the Credit Documentation (at the option of the Borrower, with respect to the class or classes of loans or commitments subject to such Proposed Change) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). The Credit Documentation shall contain other customary “yank-a-bank” provisions.

Notwithstanding anything to the contrary set forth herein, the Credit Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans under the Term B Loan Facility be converted to extend the scheduled maturity date of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower, any individual Lender shall have the right to agree to extend the maturity date of its outstanding loans without the consent of any other Lender or the Required Lenders; provided that all such requests shall be made pro rata to all Lenders within the Term B Loan Facility. The terms of Extended Loans shall be identical to the loans of the existing class from such Extended Loans are converted except for interest rates, fees, amortization (so long as the weighted average life to maturity of the Extended Loans exceeds the then remaining weighted average life to maturity of the Term B Loan Facility), final maturity date or final termination date, provisions permitting optional and mandatory prepayments to be directed first to the non-extended loans prior to being

Annex I-21

applied to Extended Loans and certain other customary provisions to be agreed.

Indemnification:	The Administrative Agent, the Lead Arranger and the Lenders and their respective affiliates and controlling persons and their respective officers, directors, employees, partners, agents, advisors and other representatives (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages and liabilities (it being understood that any such losses, claims, damages or liabilities that consist of legal fees and/or expenses shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or potential conflict of interest where the indemnified person affected by such conflict notifies Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for all such affected indemnified persons)) incurred in respect of the Credit Documentation, the Term B Loan Facility or the use or the proposed use of proceeds thereof, the Transactions or any other transactions contemplated hereby, except to the extent they arise from the (a) gross negligence or willful misconduct of, or material breach of the Credit Documentation by, such indemnified person (or any of its Related Parties) as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (b) material breach of such indemnified persons’ (or any of its Related Parties’) obligations under the Credit Documentation, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (c) any dispute solely among the indemnified persons (or any of their Related Parties) (other than any claims against an indemnified person in its capacity as the Administrative Agent or Lead Arranger or similar role under the Term B Loan Facility) and not arising out of any act or omission of the Borrower or any of its affiliates.

Governing Law:	New York.

Expenses:

Following written demand (including documentation reasonably supporting such request), the Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Credit Documentation (in the case of legal fees and expenses, limited to the reasonable and documented fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP and of any local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent, limited to one counsel in each relevant jurisdiction, which, in each case, shall exclude allocated costs of in-house counsel); provided that if the Closing Date does not occur and no termination fee is paid to you pursuant to Section 7.2(c) of the Acquisition Agreement or no expense reimbursement is paid to you pursuant to Section 7.2(b) of the Acquisition Agreement, the aggregate reimbursement by you of such fees and expenses shall not exceed $250,000. The Borrower will also, if the Closing Date occurs, pay the reasonable and

Annex I-22

documented out-of-pocket expenses of the Administrative Agent and one other counsel (in total) to all of the Lenders (in the absence of conflict) in connection with the enforcement of any of the Credit Documentation.

Counsel to the

Commitment Party:	Cahill Gordon & Reindel LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction. The Credit Documentation shall contain (x) customary provisions for replacing the commitments of a (i) “defaulting lender” and (ii) a Lender seeking indemnity for increased costs or grossed-up tax payments and (y) customary EU “Bail-In” provisions.

Annex I-23

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The initial extensions of credit under the Term B Loan Facility will, subject in all respects to the Funds Certain Provisions, be subject to satisfaction of the following conditions precedent:

(i)    The Merger shall have been, or shall substantially concurrently be, consummated in accordance with the terms of the Agreement and Plan of Merger, dated February 13, 2017 among Merger Sub, the Borrower and the Target (together with all Schedules and Exhibits thereto, the “Acquisition Agreement”) without giving effect to any consent or amendment, change or supplement or waiver of any provision thereof (including any change in the purchase price) in any manner that is materially adverse to the interests of the Initial Lender or the Lead Arranger (in their capacities as such) without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Commitment Party; provided that (i) any immaterial reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Initial Lender (in its capacity as such) and (ii) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Initial Lender (in its capacity as such) so long as such purchase price increase is funded with cash on hand and/or proceeds of common equity of the Borrower.

(ii)    Since September 25, 2016, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement).

(iii)    The Administrative Agent shall have received the Solvency Certificate from the Borrower’s chief financial officer or other person with similar responsibilities in substantially the form attached hereto on Annex III.

(iv)    The Administrative Agent shall have received (A) customary opinions of counsel to the Borrower and the Guarantors, (B) customary corporate (or other organizational) resolutions from the Borrower and the Guarantors, customary secretary’s certificates from the Borrower and the Guarantors appending such resolutions, charter documents and an incumbency certificate and (C) a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default).

(v)    The Administrative Agent shall have received: (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Borrower and the Target for the three most recently completed fiscal years of the Borrower and the Target, respectively, ended at least 90 days before the Closing Date; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Borrower and the Target for each subsequent fiscal quarter of the Borrower and the Target, respectively, ended at least 45 days before the Closing Date (the “Quarterly Financial Statements”); and (C) a pro forma balance sheet and related statement of operations of the Borrower and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ending with the latest quarterly period of the Borrower covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), which need not comply with the requirements of Regulation S-X under the Securities

Annex II-1

Act, as amended, or include adjustments for purchase accounting or any reconciliation to generally accepted accounting principles in the United States. The Administrative Agent hereby acknowledges receipt of (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity for the Target’s fiscal year ended on December 31, 2015, December 31, 2014 and December 31, 2013 (ii) audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity for the Borrower’s fiscal year ended on April 3, 2016, March 29, 2015 and March 30, 2014, (iii) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Target’s fiscal quarters ended on March 27, 2016, June 26, 2016 and September 25, 2016 and (iv) the unaudited consolidated balance sheets and related statements of operations and cash flows of Borrower for the fiscal quarters ended on July 3, 2016, October 2, 2016 and January 1, 2017 (collectively, the “Delivered Financial Information”).

(vi)    The Lead Arranger shall have received a customary Information Memorandum (other than portions thereof customarily provided by financing arrangers and limited, in the case of the financial information to the financial statements described in clauses (A) and (B) of paragraph (v) above (it being understood that only the Delivered Financial Information shall be required to be delivered under this clause (vi)) (the “Required Information”) for the Term B Loan Facility not later than 15 consecutive business days prior to the Closing Date.

(vii)    All fees due to the Administrative Agent, the Lead Arranger and the Lenders under the Fee Letter and the Commitment Letter to be paid on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses to be paid or reimbursed under the Commitment Letter to the Administrative Agent and the Lead Arranger on or prior to the Closing Date that have been invoiced at least three business days prior to the Closing Date, shall have been paid, in each case, from the proceeds of the initial funding under the Term B Loan Facility (which amounts may be offset against the proceeds of the Term B Loan Facility).

(viii)    The Refinancing shall have been, or shall substantially concurrently with the initial funding of the Term B Loan Facility be, consummated.

(ix)    The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 3 business days prior to the Closing Date to the extent such information has been reasonably requested in writing by the Administrative Agent at least 10 business days prior to the Closing Date.

(x)    Subject in all respects to the Funds Certain Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (or, where applicable, the Borrower and the Guarantors shall have authorized the filing of financing statements under the Uniform Commercial Code) and, if applicable, be in proper form for filing.

Annex II-2

ANNEX III

SOLVENCY CERTIFICATE1

[            ], 201[    ]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [            ], 201[    ] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among Integrated Device Technology, Inc., a Delaware corporation (the “Borrower”), [            ], as administrative agent and collateral agent, the financial institutions from time to time party thereto as lenders and the other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

As of the date hereof, in my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I believe that:

1.        Company (as used herein “Company” means the Borrower and its subsidiaries, taken as a whole) is not now, nor will the incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition on the Closing Date (and after giving effect to the application of the proceeds of the Loans), on a pro forma basis, render Company “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of assets (on a going concern basis) of the Company is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (ii) the present fair salable value of assets (on a going concern basis) of the Company is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured in the ordinary course of business, or (iii) the Company ceases to pay its current obligations in the ordinary course of business as they generally become due. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount of which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.

2.        The incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date (and after giving effect to the application of the proceeds of the Loans), on a pro forma basis, will not leave Company with property remaining in its hands constituting “unreasonably small capital”. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

[1]	Defined terms to be aligned with those in the definitive Credit Agreement, but consistent with this form of solvency certificate.

Annex III-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first above written.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:
Name:
Title:

Signature Page to Solvency Certificate